UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CUTTER & BUCK INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1474587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 North 34th Street, Suite 400 Seattle, Washington 98103	Ernest R. Johnson 701 North 34th Street, Suite 400 Seattle, Washington 98103 (206) 622-4191
(Address of Principal Executive Offices, including zip code)	(Name, address and telephone number, including area code, of agent for service)

Cutter & Buck Inc. 1995 Employee Stock Option Plan

Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan

Cutter & Buck Inc. 1997 Stock Incentive Plan

Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan

Cutter & Buck Inc. 2000 Stock Incentive Plan

Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Officers

Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Non-Officers

Ernest R. Johnson Stock Option Agreement

William B. Swint Stock Option Agreement

(Full Title of Plans)

Copies to:

Gregory L. Anderson

William W. Lin

Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, Washington 98101-2338

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
1995 Employee Stock Option Plan Common Stock, no par value	7,597	$12.86	$97,697	$11.50
1995 Non-Employee Director Stock Incentive Plan Common Stock, no par value	3,859	$12.86	$49,627	$5.84
1997 Stock Incentive Plan Common Stock, no par value	19,944	$12.86	$256,480	$30.19
1999 Non-Employee Director Stock Incentive Plan Common Stock, no par value	13,569	$12.86	$174,497	$20.54
2000 Stock Incentive Plan Common Stock, no par value	26,031	$12.86	$334,759	$39.40
2000 Transition Stock Incentive Plan for Officers Common Stock, no par value	0	$12.86	$0	$0
2000 Transition Stock Incentive Plan for Non-Officers Common Stock, no par value	1,697	$12.86	$21,823	$2.57
Ernest R. Johnson Stock Option Agreement Common Stock, no par value	33,393	$12.86	$429,434	$50.54
William B. Swint Stock Option Agreement Common Stock, no par value	33,393	$12.86	$429,434	$50.54
Total	139,483	$12.86	$1,793,751	$211.12

(1)  Together with an indeterminate number of additional shares of common stock which may be necessary to adjust the number of shares of common stock reserved for issuance pursuant to the Plans as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).  The price per share is estimated to be $12.86 based on the average of the high ($12.90) and low ($12.82) sales prices for the Common Stock on October 27, 2005 as reported on the Nasdaq National Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Cutter & Buck Inc. (the “Registrant” or “Company”), a Washington corporation, relating to 139,483 shares of its common stock, no par value (the “Common Stock”), issuable to directors, officers, employees, and consultants of the Company under the Cutter & Buck Inc. 1995 Employee Stock Option Plan, Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 1997 Stock Incentive Plan, Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 2000 Stock Incentive Plan, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Officers, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Non-Officers, Ernest R. Johnson Stock Option Agreement and the William B. Swint Stock Option Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item   2.    Registrant  Information  and  Employee  Plan  Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)                                                                                  The Registrant’s latest Annual Report on Form 10-K for the year ended April 30, 2005 filed with the Commission on July 14, 2005 and subsequently amended on August 26, 2005;

(b)                                                                                 All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s definitive proxy statement filed with the Commission on September 13, 2005 and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2005 filed with the Commission on September 9, 2005; and

(c)                                                                                  The description of the Company’s Common Stock contained in Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81145) filed with the Commission on July 20, 1999, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon by Lane Powell PC, Seattle, Washington. Attorneys who are shareholders or employed by Lane Powell PC who have provided advice with respect to this matter own 3,150 shares of Cutter & Buck common stock.

Item 6.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.  Article XI of the Registrant’s Restated Articles of Incorporation provides for indemnification of the Registrant’s directors, officers and employees and agents to the fullest extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.  Article X of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

5.1	Opinion of Lane Powell PC regarding the legality of the Common Stock being registered

10.1	Cutter & Buck Inc. 1995 Employee Stock Option Plan, as amended and restated as of October 19, 2005

10.2	Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan

10.3	Cutter & Buck Inc. 1997 Stock Incentive Plan, as amended and restated as of October 19, 2005

10.4	Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan

10.5	Cutter & Buck Inc. 2000 Stock Incentive Plan

10.6	Cutter & Buck 2000 Transition Stock Incentive Plan for Officers, as amended and restated as of October 19, 2005

10.7	Cutter & Buck 2000 Transition Stock Incentive Plan for Non-Officers, as amended and restated as of October 19, 2005

10.8	Ernest R. Johnson Stock Option Agreement, as amended and restated as of October 19, 2005

10.9	William B. Swint Stock Option Agreement, as amended and restated as of October 19, 2005

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Lane Powell PC (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.  Undertakings.

A.                                   The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 31st day of October, 2005.

CUTTER & BUCK INC.

/s/ JOHN T. WYATT
By: John T. Wyatt
Its: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes John T. Wyatt and Ernest R. Johnson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of October, 2005.

SIGNATURE	TITLE

/s/ DOUGLAS G. SOUTHERN	Chairman of the Board and Director
Douglas G. Southern

/s/ JOHN T. WYATT	Chief Executive Officer, President and Director
John T. Wyatt	(Principal Executive Officer)

/s/ ERNEST R. JOHNSON	Chief Financial Officer, Senior Vice President and Corporate Secretary
Ernest R. Johnson	(Principal Financial and Accounting Officer)

/s/ HENRY L. KOTKINS, JR.	Director
Henry L. Kotkins, Jr.

/s/ LARRY C. MOUNGER	Director
Larry C. Mounger

/s/ WHITNEY R. TILSON	Director
Whitney R. Tilson

/s/ JAMES C. TOWNE	Director
James C. Towne

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Lane Powell PC regarding the legality of the Common Stock being registered

10.1	Cutter & Buck Inc. 1995 Employee Stock Option Plan, as amended and restated as of October 19, 2005

10.2	Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan

10.3	Cutter & Buck Inc. 1997 Stock Incentive Plan, as amended and restated as of October 19, 2005

10.4	Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan

10.5	Cutter & Buck Inc. 2000 Stock Incentive Plan

10.6	Cutter & Buck 2000 Transition Stock Incentive Plan for Officers, as amended and restated as of October 19, 2005

10.7	Cutter & Buck 2000 Transition Stock Incentive Plan for Non-Officers, as amended and restated as of October 19, 2005

10.8	Ernest R. Johnson Stock Option Agreement, as amended and restated as of October 19, 2005

10.9	William B. Swint Stock Option Agreement, as amended and restated as of October 19, 2005

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Lane Powell PC (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)